Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-58568


                        COLLAGENEX PHARMACEUTICALS, INC.

                PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 2, 2002
                       TO THE PROSPECTUS DATED MAY 2, 2001

                        2,050,000 SHARES OF COMMON STOCK
                                ($0.01 PAR VALUE)

     The information in this prospectus supplement supplements the prospectus dated May 2, 2001 of CollaGenex Pharmaceuticals, Inc., a Delaware corporation, relating to an aggregate of 2,050,000 shares of common stock, $0.01 par value per share, including shares of our common stock underlying immediately exercisable warrants, that may be sold or otherwise transferred from time to time by the shareholders and warrantholders who received such shares and warrants in connection with our private offering of common stock and warrants consummated on March 12, 2001, or by such other permitted pledgees, donees, transferees or other permitted successors in interest that may receive such shares or warrants as a gift, pledge, distribution to members or partners or other non-sale-related transfer.

     This prospectus supplement should be read in conjunction with, may not be delivered or utilized without, and is qualified by reference to, the prospectus except to the extent that the information herein contained supplements or supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

                              SELLING SHAREHOLDERS

     Subsequent to the filing of the prospectus, Tucker Anthony, Inc. transferred a total of 150,000 warrants to RBC Dain Rauscher Corporation. Dain Rauscher subsequently transferred 82,500 warrants to the following parties:
Christopher Barnes, Robert Bestwick, Jeffrey Bistrong, Ajoy Bose, Joseph Boystak, Thomas Collins, Robert Cramer, Peter Fry, Douglas Gessl, Michael Glazer, Kenneth Greenberg, Jeff Holmes, Philip Ivey, Roger Kahn, Al Kaschalk, Charles Larkin, Rick Martin, Ronald Miller, John Peterson, David Prokupek, William Roman, Thomas Rudkin, William Sinton, Jon Tietbohl, Mark Tunney and Diane Woolf. Neither Dain Rauscher nor any of the above-referenced transferees were specifically named in the prospectus.

     The following table lists the Selling Shareholders not previously specifically identified in the prospectus as a Selling Shareholder, and the number of warrants each such Selling Shareholder beneficially owns and may exercise and sell pursuant to the prospectus from time to time. The information in the table appearing under the heading "Selling Shareholders" in the prospectus is hereby amended by the information set forth below.

     This information was furnished to us by the listed Selling Shareholders on or before July 29, 2002. Because the Selling Shareholders may, at any time, acquire or dispose of shares of our common stock without providing notice of such transactions to us, the table below may not reflect the exact beneficial ownership of our common stock held by the Selling Shareholders on the date hereof.


                                                                                Number of
                                                 Beneficial Ownership of          Shares            Beneficial
                   Name of                      Selling Shareholders Prior        Offered      Ownership of Shares
          Selling Shareholders (1)                   to Offering (2)              Hereby        After Offering (2)
------------------------------------------     -----------------------------    ----------   ------------------------
                                                   Number      Percent (3)                    Number      Percent (3)
                                                   ------      -------                        ------      -------

Christopher Barnes........................           1,748 (4)     *               1,748        0           *
Robert Bestwick...........................             713 (4)     *                 713        0           *
Jeffrey Bistrong..........................             713 (4)     *                 713        0           *
Ajoy Bose.................................           1,748 (4)     *               1,748        0           *
Joseph Boystak............................          30,000 (4)     *              30,000        0           *
Thomas Collins............................             713 (4)     *                 713        0           *
Robert Cramer.............................             713 (4)     *                 713        0           *
RBC Dain Rauscher Corporation.............          67,500 (4)     *              67,500        0           *
Peter Fry.................................             713 (4)     *                 713        0           *
Douglas Gessl.............................             713 (4)     *                 713        0           *
Michael Glazer............................           6,785 (4)     *               6,785        0           *
Kenneth Greenberg.........................             713 (4)     *                 713        0           *
Jeff Holmes...............................          15,000 (4)     *              15,000        0           *
Philip Ivey...............................             713 (4)     *                 713        0           *
Roger Kahn................................           3,000 (4)     *               3,000        0           *
Al Kaschalk...............................           3,427 (4)     *               3,427        0           *
Charles Larkin............................             713 (4)     *                 713        0           *
Rick Martin...............................           1,748 (4)     *               1,748        0           *
Ronald Miller.............................             713 (4)     *                 713        0           *
John Peterson.............................           1,748 (4)     *               1,748        0           *
David Prokupek............................           1,748 (4)     *               1,748        0           *
William Roman.............................           1,748 (4)     *               1,748        0           *
Thomas Rudkin.............................           1,748 (4)     *               1,748        0           *
William Sinton............................           1,748 (4)     *               1,748        0           *
Jon Tietbohl..............................           1,748 (4)     *               1,748        0           *
Mark Tunney...............................             713 (4)     *                 713        0           *
Diane Woolf...............................             713 (4)     *                 713        0           *
Tucker Anthony, Inc.......................               0 (5)     *                   0        0           *

* Less than one percent
-----------------------------------------------------------------------------------------------------------------------

(1) None of the Selling Shareholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except for Tucker Anthony, Inc., whose affiliate, Tucker Anthony Sutro Capital Markets, acted as our placement agent in our private offering of common stock and warrants consummated in March 2001. Each of the Selling Shareholders were previously an employee of Tucker Anthony Sutro Capital Markets.

(2) We do not know when or in what amounts Selling Shareholders may offer shares for sale. The Selling Shareholders may not sell any or all of the shares offered by the prospectus and this prospectus supplement. Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus and this prospectus supplement will be held by the Selling Shareholders.

(3) Applicable percentage of ownership is based on 11,273,466 shares of common stock outstanding as of June 30, 2002, plus any convertible securities held and shares beneficially owned by each such holder.

(4) Such amounts are comprised solely of shares of common stock underlying immediately exercisable warrants.

(5) All of such 150,000 warrants previously held by Tucker Anthony, Inc., as set forth in the prospectus, were transferred to Dain Rauscher.